EXHIBIT 4.13

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

AMONG

MILBRIDGE IV, LLC

AS THE BUYER

VAN DER MOOLEN HOLDING N.V.

AS THE GUARANTOR

AND

THE SELLERS NAMED HEREIN

Dated as of August 1, 2007

i

ii

MEMBERSHIP INTERESTS PURCHASE AGREEMENT (this “Agreement”), dated as of August 1, 2007, among Milbridge IV, LLC, a New York limited liability company, (the “Buyer”) and, solely with respect to Section 8.15 hereof, Van der Moolen Holding N.V., a Dutch limited liability company (the “Guarantor”), and those members listed on Schedule A attached hereto (collectively, the “Sellers”).

WHEREAS, the Sellers collectively own all of the issued and outstanding membership interests (the “Membership Interests” of Robbins & Henderson LLC, a New York limited liability company (the “Company”);

WHEREAS, the Buyer desires to acquire the business conducted by the Company; and

WHEREAS, the Buyer desires to purchase, and the Sellers desires to sell, all of the outstanding Membership Interests, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreement contained herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1              Definitions.  When used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1.  All Article and Section numbers used in this Agreement refer to Articles and Sections of this Agreement unless otherwise specifically described.

“2007 NTP” shall mean the NTP for the period commencing January 1, 2007 and ending on December 31, 2007.

“2008 NTP” shall mean the NTP for the period commencing January 1, 2008 and ending on December 31, 2008.

“Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

“Agreement” shall have the meaning set forth in the preamble.

“Balance Sheets” shall have the meaning set forth in Section 2.5(a).

“Business” shall mean floor trading on The New York Stock Exchange.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law to close.

“Business Intellectual Property” shall mean the Intellectual Property used, and trademarks intended to be used as evidenced by a duly filed trademark application, in connection with the Business.

“Buyer” shall have the meaning set forth in the preamble.

“Capital Balances” shall mean the total amount of capital of the Sellers in the Company which equals $1,000,000 at August 1, 2007.

“Cause” shall have the meaning set forth in the Employment Agreements.

“Closing” shall have the meaning set forth in Section 2.6.

“Closing Date” shall have the meaning set forth in Section 2.6.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the recitals hereto.

“Company Financial Statements” shall have the meaning set forth in Section 3.4.

“Contingent Obligation” shall mean, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Indebtedness, capitalized leases, dividends or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business consistent with past practice), co-making, assumption, discounting with recourse or sale with recourse by such Person of any primary obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contract” shall mean any written or oral note, bond, mortgage, indenture, lease or other agreement or arrangement.

“Direct Trading Expenses” shall mean all costs directly related to the Company’s activities, including, but not limited to, (1) self regulatory organization fees and dues; (2) commissions and clearance fees; (3) other market access expenses (including the cost of any self regulatory organization memberships used by the Company); (4) financing costs used on capital used by the Company at a rate of  *; (5) market data charges; (6) communications costs; (7) salaries and bonus costs (including, without limitation, those bonus costs related to the Original Bonus Pool (as defined in the Employment Agreements) and the New Business Pool (as defined in the Employment Agreements); (8) travel and entertainment expenses; and (9) fixed monthly fees of * per revenue-generating employee of the Company from the Closing Date until the end of 2007 and * per revenue-generating employee annually until the end of 2008, for costs relating to support functions provided to the Company by personnel of the Company (including, without limitation, information technology, accounting, compliance, legal and administration).

“Documents” shall mean, collectively, each agreement, instrument, document and certificate, including this Agreement, necessary for the consummation of the transactions contemplated by this Agreement.

“Earnout Period” shall mean the period from the date hereof to December 31, 2008.

“Employment Agreements” shall mean the employment agreements entered into in connection with the transactions contemplated by this Agreement between the Company and each of the Principals.

“Environmental Laws” shall mean, to the extent applicable, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act, 29 U.S.C. 655 et seq.; and any other Laws, in effect as at or prior to the Closing Date, imposing liability or establishing standards of conduct for protection of the environment or pertaining to Hazardous Substances.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA” shall have the meaning set forth in Section 3.21.

“GAAP” shall mean United States generally accepted accounting principles.

“Good Reason” has the meaning set forth in the Employment Agreements.

“Governmental Entity” shall mean any government or any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, federal, state, local or foreign.

* Indicates omission of material which has been separately filed pursuant to a request for confidential treatment

“Guarantor” shall have the meaning set forth in the preamble.

“Hazardous Substances” shall include, without regard to amount or concentration (a) any element, compound, gas or chemical that is defined, listed or otherwise classified as a toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous material, hazardous waste, medical waste, biohazardous or infectious waste, or special waste under applicable Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; and (d) any substance containing polychlorinated biphenyls, asbestos, lead, urea formaldehyde or radon gas.

“Indebtedness” shall mean indebtedness of any Person at any date of determination, including, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred and unpaid purchase price of property or services (other than trade payables and accrued current liabilities incurred in the ordinary course of such Person’s business consistent with past practice), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under capitalized leases and synthetic leases, (f) all obligations of such Person under acceptances, letters of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests in such Person or any other Person or any warrants, rights or options to acquire such equity interests (in each case, pursuant to the terms of such equity interests) if the failure to pay such monetary obligations allows the holders of such equity interests to exercise remedies or additional rights against such Person, valued, in the case of any redeemable preferred equity interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all obligations of such Person in respect of interest rate hedge agreements (as such obligations are valued therein), (i) all Contingent Obligations of such Person, (j) all bank overdrafts and (k) all indebtedness and other payment obligations referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and Contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.

“Indemnified Party” shall have the meaning set forth in Section 7.1(d)(1).

“Indemnifying Party” shall have the meaning set forth in Section 7.1(d)(1).

“Indemnity Cap” shall have the meaning set forth in Section 7.1(e).

“Intellectual Property” shall mean all intellectual property rights, including patents, trademarks, service marks, internet domain names, slogans, trade names, and the goodwill associated with any of the foregoing, copyrights, in both published and unpublished works, and all registrations and applications for any of the foregoing, franchises, licenses, proprietary know-how, proprietary trade secrets, proprietary customer lists, proprietary vendor lists, proprietary information, proprietary processes, proprietary formulae, proprietary computer programs and applications, proprietary layouts, proprietary specifications, proprietary designs, proprietary patterns, proprietary inventions, proprietary development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda and records wherever created throughout the world.

“Intellectual Property Contracts” shall mean all contracts concerning the Business Intellectual Property to which the Company is a party.

“Knowledge of the Buyer” means the knowledge of Richard den Drijver and Paul Vroling after reasonable due inquiry.

“Knowledge of the Seller Representatives” means the knowledge of the Seller Representatives after reasonable due inquiry.

“Law” shall mean any law, statute, ordinance, rule, regulation, code, writ, injunction, judgment, ruling, order, award, resolution, edict, requirement, decree, rule of common or civil law or treaty of any Governmental Entity.

“Leased Real Property” shall have the meaning set forth in Section 3.6(b).

“Liabilities” shall mean any direct or indirect Indebtedness (including capitalized leases), liability, claim, loss, damage or obligation, whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, subordinated or unsubordinated, matured or unmatured, accrued, absolute, contingent or otherwise, whether asserted or unasserted including, without limitation, liabilities on account of Taxes, and other governmental, regulatory or administrative charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth on a financial statement.

“Licensed-In Intellectual Property” shall mean the Intellectual Property licensed pursuant to contract by other Persons to the Company or any Affiliate thereof for use in connection with the Business.

“Licensed-Out Intellectual Property” shall mean the Business Intellectual Property licensed pursuant to contract by the Company or any Affiliate thereof to any other Persons.

“Lien” shall mean any lien (including, without limitation, liens imposed by Law, such as, but not limited to, mechanics liens), claim, charge, security interest, mortgage, pledge, easement, encumbrance, condition, covenant or restriction of record, zoning or similar restriction, conditional sale or other title retention agreement, action, equity or adverse claim.

“Loss” shall have the meaning set forth in Section 7.1(b).

“Management Team” shall have the meaning set forth in Section 6.8.

“Material Adverse Effect” shall mean a material adverse effect on the business, assets, results of operations or financial condition of the Company; provided, however, that “Material Adverse Effect” shall not include (i) events or conditions that generally affect the securities industry unless such events of conditions disproportionately affect the Company’s business; or (ii) general economic conditions, unless such general economic conditions disproportionately affect the Company’s business as compared to the general economy.

“Material Contract” shall have the meaning set forth in Section 3.15.

“Membership Interests” shall have the meaning set forth in the recitals hereto.

“Net Trading Profit” or “NTP” shall be calculated in accordance with the Company’s historical methods, which methods were used to determine the Company’s audited financial statements, and shall equal commissions and other income earned by the Company less Direct Trading Expenses.

“Organizational Documents” shall mean (i) the memorandum, articles and/or certificate of incorporation and/or association and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) any charter, certificate of formation or similar document adopted or filed in connection with the creation, formation or organization of a Person, including, with respect to a limited liability company, its member and/or operating agreement; and (v) any amendment to the foregoing.

“Other Filings” shall mean any filings required to be filed by the Buyer or the Company with any Governmental Entity under the Securities Act, the Exchange Act, any stock exchange rule or any other federal, state, local or foreign Laws in connection with the transactions contemplated hereby.

“Pension Plans” shall mean, collectively, “employee pension benefit plans” within the meaning of Section 3(2) of ERISA.

“Permits” shall mean, with respect to a Person, all licenses, franchises, permits, zoning permits, privileges, immunities, orders, approvals, registrations, easements, rights and other authorizations (including all applications therefor) of any Governmental Entity which are material or necessary to entitle such Person to own, lease, operate or use its assets and properties or to carry on and conduct its business as usually conducted.

“Permitted Liens” shall mean any Liens (i) for a liability reflected or referred to in the Financial Statements, (ii) for a liability referred to in Schedule 1.1 hereto, (iii) for Taxes that are (a) not yet due or payable or delinquent or (b) being contested in good faith and for which adequate reserves have been made in the Financial Statements, (iv) that constitute mechanics’, carriers’, workers’ or similar liens, or (v) related to any matters, whether or not of record, affecting the title of the lessor (and any underlying lessor) of the Leased Real Property, and that do not materially detract from the value of or materially impair the existing use of the property or assets affected by such Liens.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Entity.

“Principals” shall mean Thomas M. Hearden and John Gilmartin.

“Promoter” shall have the meaning set forth in Section 3.7(g).

“Pro Rata Share” shall have the meaning set forth in Section 2.3(b).

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Realty Leases” shall have the meaning set forth in Section 3.6(b).

“Recoveries” means any indemnity, insurance, contribution or other similar payments recovered or recoverable by either the Buyer or the Company or their respective Affiliates from a third-party with respect to a Loss.

“Registered” shall mean issued, registered or renewed with any Governmental Entity.

“Regulatory Indemnity Cap” shall have the meaning set forth in Section 7.1(e).

“Representatives” shall have the meaning set forth in Section 7.1(b).

“Requisite Seller Regulatory Approvals” shall have the meaning set forth in Section 3.3(c).

“Return of Capital” shall have the meaning set forth in Section 2.2(b).

“Sale of the Business” shall mean a bona fide sale of the Company to a third party that is not an Affiliate of the Company and/or the Guarantor, whether directly or pursuant to a merger, consolidation or otherwise, a purchase of all or substantially all of such entity’s assets or a purchase of fifty percent (50%) or more of such entity’s outstanding shares of capital stock.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Representatives” means the Principals, or any other Seller(s) designated as Seller Representative(s) pursuant to Section 8.15 of this Agreement.

“Sellers” shall have the meaning set forth in the preamble.

“Special Supervisory Procedure” shall mean the supervisory procedures defined in Rule 3010(b)(2)(H) of the NASD Rules and Regulations.

“Statements of NTP” shall have the meaning set forth in Section 2.5(a).

“Straddle Period” shall have the meaning set forth in Section 6.5(a).

“Subsidiary” shall mean, when used with reference to any Person, any corporation, partnership, limited liability company, joint venture, stock company or other entity of which such Person (either acting alone or together with its other Subsidiaries), directly or indirectly, owns or has the power to vote or to exercise a controlling influence with respect to 50% of more of the capital stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, joint venture, stock company or other entity.

“Suit” shall have the meaning set forth in Section 3.10(g).

“Tax” (or, when referring to more than one Tax, the term “Taxes”) shall mean any federal, state, provincial, local, city or foreign net income, gross income, net receipts, gross receipts, profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp or other tax, custom, duty, fee or other governmental charge of any kind, together with any interest, fine, penalty, addition to tax or additional amount imposed with respect thereto.

“Tax Benefit” shall mean the amount of the actual reduction in a party’s Taxes for the current taxable year (including estimated Taxes) and recoveries of Taxes for a prior taxable year through the carryback of net operating losses as a result of the payment or accrual of any Loss or other indemnified expenses in such current taxable year.

“Tax Cost” shall mean the amount of the actual increase in a party’s Taxes for the current taxable year (including estimated Taxes) as a result of the receipt or accrual by such party of indemnification payments pursuant to Section 6.5(a) or Article VIl in such current taxable year.

“Tax Return” shall mean any return, report, statement or information statement of any kind whatsoever required to be filed with any Taxing Authority, including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” shall mean any governmental body or authority of any kind whatsoever (whether federal, state, provincial, local, city, foreign or otherwise) responsible for the imposition of a Tax.

“Tax Shelter” shall have the meaning set forth in Section 3.7(g).

“Tax Shelter Organizer” shall have the meaning set forth in Section 3.7(g).

“Third Party Claim” shall have the meaning set forth in Section 7.1(d)(1).

“U.S.” shall mean the United States of America.

“Welfare Plans” shall mean, collectively, each “employee welfare benefit plan” as such term is defined within the meaning of Section 3(1) of ERISA.

Section 1.2              Other Terms.  Other terms may be defined elsewhere in this Agreement and, for the purposes of this Agreement, those other terms shall have the meanings specified in those other portions unless the context requires otherwise.  Meanings specified in this Agreement shall be applicable to both the singular and plural forms of such terms and to the masculine, feminine and neuter genders, as the context requires.  All references to dollar amounts in this Agreement shall mean U.S. dollars unless otherwise indicated.

ARTICLE II

PURCHASE AND SALE OF THE INTERESTS

Section 2.1              Purchase and Sale of Interests.  Subject to the terms and conditions as set forth herein, at the Closing (as defined below), the Buyer shall purchase from each Seller, and each of the Sellers, severally and not jointly, agrees to sell to the Buyer, their respective Membership Interests as set forth opposite each Seller’s name on Schedule A hereto, in exchange for the Purchase Price (as defined in Section 2.2).

Section 2.2              Purchase Price.  The aggregate purchase price for the Membership Interests (the “Purchase Price”) shall be:

(a)           Initial Payment.  A cash payment (the “Initial Payment”) of Two Million dollars ($2,000,000); plus

(b)           Return of Capital.  A payment equal to the Capital Balances (“Return of Capital”); plus

(c)           Deferred Payments.

(1)           During the Earnout Period, the following earnout payments (each, a “Deferred Payment”):

(i)           For the fiscal year 2007, the product of (x) 0.35 and (y) 4.5 times the 2007 NTP (the “2007 Payment”); and

(ii)           For the fiscal year 2008, the product of (x) 0.35 and (y) 4 times the 2008 NTP (the “2008 Payment”).

(2)           In the event that both Principals’ Employment Agreements are terminated without Cause or both Principals terminate their Employment Agreements for Good Reason, pursuant to the Employment Agreements,

(i)           during fiscal year 2007, the 2007 Payment shall be as set forth above in Section 2.2(c)(1)(i), and the 2008 Payment shall be equal to the greater of (i) the product of 1.5 and the 2007 NTP or (ii) the amount as set forth above in Section 2.2(c)(1)(ii); and

(ii)           during fiscal year 2008, the 2008 Payment shall be equal to the greater of (i) the product of 1.5 and the 2007 NTP or (ii) the amount as set forth above in Section 2.2(c)(1)(ii).

(3)           In the event that during fiscal year 2007, there is a Sale of the Business, the Deferred Payments shall be as set forth above in Section 2.2(c)(2)(i).  In the event that during fiscal year 2008, there is a Sale of the Business, the 2008 Payment shall be as set forth above in Section 2.2(c)(2)(ii).

(d)           In the event of any dispute under Sections 2.2(c)(2) or (3), such dispute shall be resolved in accordance with Section 2.5(b) below.

Section 2.3              Payment of Purchase Price.

(a)           The Initial Payment and the Return of Capital shall be paid on the date hereof by wire transfer of immediately payable funds.  Each Deferred Payment shall be made as promptly as reasonably practical but no later than ten (10) days after the delivery of the applicable Balance Sheets as set forth in Section 2.5(a) below; provided, however, that if there is a dispute, the applicable Deferred Payment shall be made as soon as reasonably practical but no later than ten (10) days after the applicable NTP is determined in accordance with Section 2.5 of this Agreement.

(b)           The Purchase Price (including any Deferred Payments) shall be payable to the Sellers in accordance with their respective percentage interests reflected on Schedule A (each, a “Pro Rata Share”).

Section 2.4              Taxes on Sale; Offset Against Deferred Payments.

(a)           Any Taxes on the sale of the Membership Interests shall be paid by the Sellers.

(b)           Buyer shall have the right to offset against its obligations to pay the Deferred Payments the amount of any Losses which Buyer in good faith reasonably determines are owed by the Seller Indemnifying Parties to the Buyer pursuant to Section 7.1(b), subject to the limitations set forth in Article VII; provided, however, the Buyer shall deposit such amount in an escrow account pursuant to an escrow agreement in form and substance reasonably satisfactory to the Sellers, which escrow agreement, among other things, shall provide that the Sellers retain any interest on any amounts deposited into escrow.

Section 2.5              Determination of NTP; Dispute Resolution.

(a)           As promptly as practicable, but in no event not later that forty-five (45) days after the end of the applicable fiscal year, the Buyer shall cause to be prepared and delivered to the Sellers balance sheets of the Company as of December 31, 2007 and December 31, 2008 (the “Balance Sheets”), which Balance Sheets shall be audited by Ernst & Young, certified public accountants, and certified by such firm to have been prepared in accordance with GAAP consistently applied and in substantially the manner used to prepare audited financial statements.  The Balance Sheets shall be accompanied by statements prepared by such accountants setting forth the NTP of the Company in accordance with the terms and conditions of this Agreement (the “Statements of NTP”).  The fees, costs and expenses of the Company in connection with the preparation of the Balance Sheets and the Statements of NTP shall be borne by the Buyer.

(b)           If the Sellers in good faith disagree with any of the Balance Sheets, any of the Statements of NTP or the calculations set forth in Sections 2.2(c)(2) or (3), then the Seller Representatives shall notify the Buyer in writing (the “Notice of Disagreement”) of such disagreement within thirty (30) days after delivery of the applicable Balance Sheet and Statement of NTP to the Sellers.  The Notice of Disagreement shall set forth in reasonable detail the basis for the disagreement.  Thereafter, the Buyer and the Sellers shall attempt in good faith to resolve and finally determine the applicable Balance Sheet and the Statement of NTP.  If the Buyer and the Sellers are unable to resolve the disagreement within twenty (20) days after delivery of the Notice of Disagreement, then the Buyer and the Sellers shall select a mutually acceptable, nationally recognized independent accounting firm other than Ernst & Young (such accounting firm hereinafter referred to as the “Independent Accountant”) to resolve the disputed items and make a determination with respect thereto.  Such determination will be made, and written notice thereof given to the Buyer and the Sellers, within thirty (30) days after such selection.  The determination by the Independent Accountant shall be final, binding and conclusive upon the parties hereto.  The scope of such firm’s engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the Notice of Disagreement, and the recalculation, if any, of the applicable Balance Sheet and the Statement of NTP in light of such resolution.  The fees, costs and expenses of the Independent Accountant, if any, selected in accordance with this Section 2.5(b) will be shared equally by the Buyer, on the one hand, and the Sellers, on the other hand.  Within ten (10) days of delivery of a notice of determination by the Independent Accountant described above, any adjustment shall be paid as provided in Section 2.3.  Any portion of the Deferred Payment not in dispute shall be paid when due.

Section 2.6              The Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York immediately upon the execution and delivery of this Agreement (the “Closing Date”).

Section 2.7              Deliveries at Closing.  On the Closing Date, each of the Sellers shall deliver to the Buyer (a) certificates representing the Membership Interests, against delivery by the Buyer to each of the Sellers of their Pro Rata Share of the Initial Payment and the Return of Capital, by wire transfer of immediately payable funds and (b) an affidavit of non-foreign status that complies with Section 1445 of the Code.  At the Closing, the parties hereto shall also enter into all Documents which are contemplated to be entered into pursuant to this Agreement, and the Parties hereto shall execute and deliver to each other all of the Documents and other items required to be delivered at the Closing pursuant to this Agreement.

Section 2.8              Allocation.  Buyer and each of the Sellers agree that the Purchase Price will be allocated for Tax purposes among the assets of the Company as set forth on Schedule 2.8.  Buyer and each of the Sellers shall report, act and file Tax Returns in all respects and for all purposes consistent with such allocation, and shall not take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.  Notwithstanding the foregoing, the Buyer and the Sellers acknowledge that the transaction contemplated by this Agreement will be treated for federal and state income tax purposes as a sale by the Sellers of their Membership Interests in the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Seller Representatives, acting in such capacity, hereby represent and warrant to the Buyer as follows:

Section 3.1              Organization and Subsidiaries.

(a)           The Company is a limited liability company duly organized and validly existing and in good standing under the Laws of New York and has all requisite company power and authority to execute this Agreement and to carry out its obligations hereunder.

(b)           The Company has all requisite company power and authority to own, operate and lease its properties and to carry on its business as now being conducted, and is duly qualified in every jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes qualification necessary.  A complete and correct set of the Organizational Documents for the Company is set forth on Schedule 3.1.  A true, correct and complete copy of all Organizational Documents for the Company has been previously delivered to the Buyer.

Section 3.2               Capitalization.

(a)           The authorized capital of the Company consists of membership interests, all of which are issued and outstanding.  All of the issued and outstanding membership interests of the Company were validly issued.  There are no outstanding options, warrants, rights, subscriptions, stock appreciation rights, calls, Contracts, restrictions, arrangements, agreements, convertible or exchangeable securities or other commitments or rights to purchase or acquire any of the authorized but previously unissued membership interests or other securities of the Company, except for the Buyer’s rights under this Agreement.

(b)           The Company (i) does not have or hold, either directly or indirectly, any capital or any other equity securities or interest in, or control (whether by the ownership or control or direction of any securities or any other voting or participating interest or by Contract) of, any other Person or (ii) is not obligated to make or be bound by any written, oral or other agreement, Contract or understanding of any nature as of the date hereof or as may hereinafter be in effect under which it may become obligated to make any future investment in, or capital contribution to, any other Person.  To the knowledge of the Seller Representatives, there are no voting trusts, proxies or other voting agreements with respect to any Membership Interests.

Section 3.3              Power and Authority; Effect of Agreement; No Violation.

(a)           The Company has full power and authority to execute and deliver each Document to which it is a party and to perform its obligations and consummate the transactions contemplated thereby.  The execution, delivery and performance by the Company of each Document to which the Company is a party, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby have been duly and validly authorized by the managers of the Company and, as required, the members of the Company and no other company or organizational proceedings on the part of the Company is necessary to authorize the execution and delivery of the Documents to which it is a party and the consummation of the transactions contemplated thereby.  Each Document to which it is a party when executed by the Company will be duly executed and delivered by the Company and when so executed, will constitute, assuming execution and delivery thereof by all other parties, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           Neither the execution and delivery by the Company of any Document to which it is a party nor the consummation of the transactions contemplated thereby will (i) conflict with or violate any provision of the Organizational Documents of the Company, (ii) conflict with or violate any Law which is applicable to the Company or to which its properties are subject or by which the Company is bound or affected, which violation, in the case of Laws applicable to their properties, would be material, or (iii) conflict with or result in any material breach of or constitute a material default (or any event, condition or circumstance which, with the giving of notice or lapse of time or both would become a material default) under, or give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, or result in the creation of any Lien on any of the assets of the Company pursuant to any Contract or Permit to which the Company is a party or by which any of the assets, properties or business of the Company are bound or otherwise affected.

(c)           Except for the consents or waivers from third parties listed on Schedule 3.3(c), no applications, notices to, consents of, or filings with, any Governmental Authority, self-regulatory authority or third party (the “Requisite Seller Regulatory Approvals”) are necessary in connection with the execution and delivery by the Company of the Documents to which it is a party and the consummation by the Company of the transactions contemplated thereby.

Section 3.4              Financial Statements.  Schedule 3.4 contains a true and correct copy of the audited balance sheet of the Company as of December 31, 2006, and the related statements of operations, member’s equity and cash flows of the Company including the related notes and schedules thereto (the “Company Financial Statements”).  The Company Financial Statements were prepared from, and are in accordance with, the books and records of the Company, as applicable, and fairly present, in all material respects, in accordance and in conformity with GAAP (consistently applied throughout the periods covered thereby), the financial position of the Company, as applicable, as of such date and the respective results of operations and cash flows of the Company, as applicable, for the period ended December 31, 2006, except as qualified in the auditors’ report on the Company Financial Statements.

Section 3.5              Absence of Certain Changes or Events.

(a)           Since December 31, 2006 there has been no Material Adverse Effect.

(b)           Since December 31, 2006, the Company has conducted its business solely in the ordinary and normal course and in conformity with past practices.  Without limiting the foregoing, except as otherwise disclosed in Schedule 3.5(b), since December 31, 2006, the Company has not:

(1)           incurred any known Liability in excess of $50,000 individually or $100,000 in the aggregate, other than such as may have been incurred in the ordinary course of business consistent with past practice;

(2)           made any expenditure in excess of $50,000 individually or $100,000 in the aggregate, other than such as may have been made in the ordinary course of business consistent with past practice;

(3)           entered into, amended or terminated any agreement which is, or would have been if not amended or terminated, a Material Contract and to which it is or was a party or beneficiary or by which it is or was bound, or canceled, modified or waived any debts owed to or claims held by it (including the settlement of any claims or litigation), or waived any substantial right other than for terminations in accordance with the provisions of such agreement;

(4)           sold, transferred, distributed, leased, abandoned or otherwise disposed of or mortgaged, pledged or imposed or suffered to be imposed any Liens on, any of its assets, properties or businesses in excess of $50,000 individually or $100,000 in the aggregate, except for in the ordinary course of business consistent with past practice and except for Permitted Liens;

(5)           extended credit other than in the ordinary course of business consistent with past practice or made any change in its credit practices, its method of accounting or accounting principles or practices, its methods of maintaining its books, accounts or business records, or its depreciation or amortization policies or rates theretofore adopted;

(6)           adopted a plan of liquidation or resolutions providing for its liquidation, dissolution, merger, consolidation or other reorganization;

(7)           amended its Organizational Documents;

(8)           made any loan or advance to any of its employees, individual consultants, Affiliates or other representatives (other than advances for business expenses made in the ordinary course of business in a manner consistent with past practice);

(9)           entered into any other contract involving the annual payment of more than $50,000 which is not terminable by the Company without payment or penalty upon not more than ninety (90) days’ notice, except for contracts entered into in the ordinary course of business consistent with past practice; or

(10)         other than as specifically contemplated by this Agreement, agreed or committed to do any of the foregoing.

Section 3.6              Title to Properties and Assets (other than Intellectual Property).

(a)           Except with respect to (i) Intellectual Property owned by or licensed to the Company which is covered by Section 3.10 and (ii) any Leased Real Property (as defined below) which is covered by Section 3.6(b):

(1)           The Company has, or will have at Closing, outright and good and valid title to its assets, properties and businesses, free and clear of any and all Liens, except for Permitted Liens.

(2)           The Company owns, leases or licenses or otherwise has the right to use all assets necessary for the business of the Company or the operation thereof.  The furniture, fixtures, machinery, equipment and other tangible property owned or leased by the Company, each taken as a whole, are in good working order (ordinary wear and tear excepted), properly functioning, and usable for their intended purpose in the ordinary course of business consistent with past practice.

(3)           The Company has not received notice from any Governmental Entity of any existing material violation of any legal requirements relating to such assets or their use that has not been fully resolved to the satisfaction of such Governmental Entity.

(b)           The Company does not own any real property.  Schedule 3.6(b) sets forth a complete and correct list of all of the real property leased, licensed or otherwise used or occupied by the Company (each, a “Leased Real Property”).  Each agreement to lease, license or otherwise use or occupy such Leased Real Property to which the Company is a party, whether as lessor or lessee, licensor or licensee, or otherwise (such agreements being collectively referred to herein as the “Realty Leases”), together with all amendments and assignments thereof, are listed on Schedule 3.6(b).  True and complete copies of such Realty Leases and all amendments thereto and assignments thereof have been delivered to the Buyer.

Section 3.7              Tax Matters.

Except as set forth on Schedule 3.7:

(a)           The Company has filed or caused to be filed with the appropriate Taxing Authority in a timely manner all material Tax Returns required to be filed by it.  All such Tax Returns were complete and accurate in all material respects.  The Company has paid all Taxes due from it, whether or not shown on any Tax Returns.  The Company has not been granted, and does not have any outstanding requests for, an extension of time within which to file any Tax Return which has not yet been filed or within which to pay any Taxes which have not yet been paid.  Schedule 3.7(a) contains a list of all jurisdictions in which the Company is required to file any Tax Return, and no claim has ever been made by any Governmental Entity in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by, or be required to file Tax Returns in, such jurisdiction.

(b)           The Company has never been a member of an affiliated group (within the meaning of Section 1504 of the Code) or a consolidated, combined or unitary group (under foreign, state or local Tax Law).  The Company has never filed any election in any jurisdiction to be taxed as a corporation and has always been treated as a partnership for income tax purposes by all Taxing Authorities and jurisdictions in which it is or was ever obligated to pay Taxes or file Tax Returns.

(c)           There are no Liens for Taxes on any of the assets of the Company, other than for Taxes not yet due and payable.  No claims are currently being asserted with respect to any Taxes of the Company, and no examination, audit or inquiry is currently being conducted or pending or, to the Knowledge of the Seller Representatives, threatened by any Taxing Authority with respect to the Company, including any examination, audit or inquiry which could result in a Tax liability for which the Company could be severally liable under Treasury Regulations § 1.1502-6 or any comparable state, local or foreign Tax provision.

(d)           The Company has complied with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes and is not liable for any Taxes for failure to comply with such Laws, rules, and regulations.  Without limiting the generality of the foregoing, each individual providing services to the Company has been appropriately treated by the Company, pursuant to applicable Law, in all material respects, as an employee or independent contractor.

(e)           There are no outstanding waivers or comparable consents (or requests for such waivers or consents) regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company.

(f)           The Company is not a party to any Tax sharing, Tax allocation or other similar agreement, and the Company has no liability for Taxes of any other Person as a transferee or successor, by contract or otherwise.

(g)           The Company has not participated as a tax shelter “promoter” or “tax shelter organizer” or as an investor in a “tax shelter” within the meaning of Section 6111 of the Code.

(h)           The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership agreement for federal income tax purposes.

Section 3.8              Compliance with Law; Governmental Permits.

(a)           Except as set forth in Section 3.8(c) below or on Schedule 3.8(a), the conduct by the Company of its business and use of its assets is in all material respects in conformity with all applicable foreign, federal, state, county and local energy, public utility, health, occupational safety or health requirements and environmental requirements and all other applicable requirements of any Governmental Entity.

(b)           Except as set forth in Section 3.8(c) below or on Schedule 3.8(a), (i) the Company owns, holds or possesses all Permits, the absence of which could materially adversely affect its ability to conduct its business and operate its properties; (ii) all such Permits are in full force and effect and no material violations are outstanding or uncured with respect thereto, and

(iii) no proceeding is pending or threatened, to revoke or limit any such Permit, and (iv) none of such Permits shall be materially adversely affected by the transactions contemplated hereby.

(c)           The conduct by the Company of its business and use of its assets is in all material respects in conformity with all applicable foreign, federal, state, county and local securities Laws as they relate to securities brokers.  The Company (i) owns, holds or possesses all Permits related thereto, the absence of which could materially adversely affect its ability to conduct its business and operate its properties; (ii) all such related Permits are in full force and effect and no material violations are outstanding or uncured with respect thereto, and (iii) no proceeding is pending or threatened, to revoke or limit any such related Permit, and (iv) none of such related Permits shall be materially adversely affected by the transactions contemplated hereby.

Section 3.9              Leased Assets.  Schedule 3.9 contains a list of each lease, conditional sale Contract, franchise, license, other agreement or right (including the monthly rental payment and the expiration date of each), under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party, other than those which involve annual rental or other payments of less than $50,000 individually or which are terminable on not more than ninety (90) days’ notice without any liability or cost.  Each lease described on Schedule 3.9 is in full force and effect.  The Company is not in default of, and has not received notice in writing of any defaults by any other party to, any such lease.

Section 3.10            Intellectual Property.

(a)           Schedule 3.10(a) contains a complete and accurate list of (i) all Business Intellectual Property and all pending applications to register with any Governmental Entity Business Intellectual Property owned by the Company; (ii) all Intellectual Property Contracts (other than licenses to use “shrink-wrap” or “off-the-shelf’ software or any other software which is generally commercially available; and Promotional Agreements); and (iii) all unregistered and unapplied for trademarks, service marks, logos and slogans used in the Business.  Except as set forth thereon, all applications and registrations listed in Schedule 3.10(a) are in full force and effect in all material respects and have not been canceled, expired or abandoned.

(b)           Except as set forth on Schedule 3.10(b), to the Knowledge of the Seller Representatives, the Company owns, or with respect to the Licensed-In Intellectual Property has the valid right to use in the Business, all Business Intellectual Property.

(c)           Except as set forth on Schedule 3.10(c), to the Knowledge of the Seller Representatives, no Person other than the Company has an ownership interest in, or a right to receive a royalty with respect to, any of the Business Intellectual Property other than the Licensed-In Intellectual Property.

(d)           Except as set forth on Schedule 3.10(d), all Business Intellectual Property is free of all Liens, other than Permitted Liens.  Except as set forth on Schedule 3.10(d), the Company is not, and will not, as a result of the execution and delivery of this Agreement or the performance by the Company of any of its obligations hereunder, be in breach of any Intellectual Property Contract.

(e)           The Business Intellectual Property constitutes the only Intellectual Property that is necessary for the Company to conduct its business as currently conducted as of the date of this Agreement, except for any Intellectual Property, the lack of which could reasonably be expected to, individually, have a material adverse effect on the Business.

(f)           Except as set forth on Schedule 3.10(f), to the Knowledge of the Seller Representatives, none of the Business Intellectual Property has been canceled, adjudicated invalid or is subject to any outstanding challenge, order, judgment or decree restricting its use or adversely affecting or reflecting the rights of the Company thereto.

(g)           Except as set forth on Schedule 3.10(g), to the Knowledge of the Seller Representatives, no Person is violating or infringing any Business Intellectual Property.

(h)           The Company is in compliance with all material applicable data protection and data privacy Laws in the jurisdictions in which it does or has done business.

Section 3.11            Accounts Receivable; Accounts Payable.

(a)           Subject to any reserves therefor established in a consistent manner throughout the period covered by the Company Financial Statements and periods ending on or before the Closing Date, all accounts, notes and other receivables reflected in the Company Financial Statements or generated after December 31, 2006 have arisen in the ordinary course of business consistent with past practice, arise out of bona fide sales, and represent valid obligations to the Company.  All accounts receivable are recorded on the books of the Company in accordance with GAAP.

(b)           All accounts payable of the Company, including those reflected in the Company Financial Statements, have been incurred in the ordinary course of the business of the Company.

Section 3.12            Employees and Consultants.

(a)           The Company has as of the date hereof ten (10) employees.

(b)           Schedule 3.12(b) lists, as of the date hereof, the annual base salary or annualized wages, and guaranteed bonus amounts yet unpaid, and any accrued, unused vacation for each employee of the Company.

(c)           Schedule 3.12(c) lists all of the written employment, severance, management and independent contractor agreements to which the Company is a party or by which the Company is bound, other than pursuant to requirements of Law, complete copies of which have been delivered to the Buyer.  There are no oral employment, severance, management or independent contractor agreements to which the Company is a party or by which the Company is bound which are not terminable by the Company without payment or penalty upon not more than thirty (30) days’ notice.  Except for the arrangements set forth on Schedule 3.12(c), or as otherwise prohibited or regulated by applicable Law, the employment of each employee of the Company and the retention of any individual or other entity may be terminated at any time and for any reason, without notice, and such employees, individuals and entities have the right to resign at any time.

(d)           The Company is not delinquent in any material respect in payments to any of its current employees or any former employees for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them, or for amounts required to be reimbursed to its current employees or former employees.  Bonuses currently payable or which will be payable in the ordinary course of business of the Company to any employee of the Company are adequately reserved for on the Financial Statements in accordance with GAAP.

(e)           Schedule 3.12(e) sets forth all of the executive officers of the Company.  For the purposes of this Agreement, “executive officers” shall have the meaning set forth in Rule 3b-7 of the Exchange Act rules.

Section 3.13            Labor Matters and Employment Standards.

(a)           The Company has complied in all respects with all Laws applicable to it relating to employment, including without limitation those relating to wages, hours, collective bargaining, employment discrimination, immigration, occupational health and safety, workers’ hazardous materials, employment standards, pay equity and workers’ compensation.

(b)           No written notice has been received by the Company of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company, and, to the Knowledge of the Seller Representatives, no such investigation is threatened or in progress.

(c)           All levies, assessments and penalties made against the Company pursuant to all applicable workers compensation Laws as of December 31, 2006 have been paid or have been reserved for or accrued on the Company Financial Statements, and the Company has not been reassessed under any such Laws.  There have been no levies, assessments or penalties pursuant to any applicable workers compensation Laws against the Company since December 31, 2006.

(d)           The Company is not a party to any collective bargaining agreement or any other agreement with any labor union or other representatives of any employees of the Company, and no such agreement is being negotiated, and, to the Knowledge of the Seller Representatives, there are no activities or proceedings of any labor union to organize any employees of the Company.  There is no labor strike, dispute, claim, charge, lawsuit, proceeding, labor slowdown or stoppage pending or, to the Knowledge of the Seller Representatives, threatened against or involving the Company or with respect to any employees of the Company.

(e)           To the Knowledge of the Seller Representatives, the Company has not incurred any liability with respect to the misclassification of any individual as an independent contractor, consultant, leased employee or similar classification rather than as an employee.

Section 3.14            Employee Benefit and Pension Plans.  Except as set forth on Schedule 3.14, the Company does not maintain, sponsor or contribute to, and is not obligated to contribute to, any Pension Plan, Welfare Plan or any other employee benefit plan, practice, arrangement or agreement, including bonus, incentive compensation, equity compensation, retirement, welfare benefit, savings, insurance, sick pay, vacation pay, severance pay or other fringe benefit plan, practice, arrangement or agreement, whether formal or informal.  There are no Liabilities with respect to any Pension Plan, Welfare Plan or any other such plan, practice, arrangement or agreement.

Section 3.15            Contracts.  Except as set forth on Schedule 3.15 (each a “Material Contract”), the Company is not a party to or bound by any written or oral:

(a)           joint venture, partnership agreement or other arrangement involving a sharing of profits, revenue or expenses involving the Company;

(b)           guarantee of the obligations of any Person or any agreement pursuant to which the Company has an obligation to indemnify any Person in respect of any Liability or obligation of any Person or to share Tax liability with any Person;

(c)           consignment, distributor, dealer, broker, manufacturer’s representative, marketing, management, sales agency, advertising representative or public relations Contract or endorsement or sponsorship Contract that is not terminable by the Company without payment or penalty upon not more than ninety (90) days’ notice and involves annual payments of greater than $50,000 individually;

(d)           agreement limiting the ability of the Company to engage in any business or to carry on any business in any geographic area or during any period of time;

(e)           agreement to make capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;

(f)           Contract or other agreement (other than this Agreement) for the grant to any Person of any preferential rights to purchase the assets, properties or businesses of the Company;

(g)           Contract or other agreement for the payment of fees or other consideration to the Company, any officer or director of the Company or any other entity in which the Company or any officer or director of the Company has an interest;

(h)           Contract or other agreement relating to the acquisition of any operating business or the capital stock of any Person;

(i)           employment or other similar agreement providing for compensation, severance or a fixed term of employment in respect of services performed by any employee;

(j)           management, independent contractor, subcontractor, retainer or other similar type of agreement under which services are provided by any Person to the Company in excess of $50,000 per annum;

(k)           agreement for the purchase or sale of any products or services requiring payments in excess of $50,000 (other than purchase orders, invoices and sale Contracts) which is not terminable by such company without payment or penalty upon not more than ninety (90) days’ notice;

(l)           agreement with either the Sellers or any Affiliate;

(m)         lease (as lessor, lessee, sublessor or sublessee) of any real property;

(n)           lease (as lessor, lessee, sublessor or sublessee) of tangible personal property requiring payment during any twelve (12) month period in excess of $50,000;

(o)           license or franchise agreement, other than Promotional Agreements and licenses to use “shrink-wrap” or “off-the-shelf’ software or any other software which is generally commercially available;

(p)           agreement under which any money has been or may be borrowed or loaned, or any note, bond, factoring agreement, indenture or other evidence of Indebtedness, and each guaranty (including “take-or-pay” and “keepwell” agreements) of any evidence of Indebtedness, or of the net worth, of any Person;

(q)           mortgage agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract or capital lease;

(r)           agreement relating to the securities of the Company;

(s)           manufacturing, distribution or sourcing agreement or arrangement;

(t)           agreement to pay a rebate, discount, bonus or commission; or

(u)           agreement, Contract or commitment of any kind, not otherwise covered in this Section 3.15 which (i) does not include a continuing and effective right in favor of the Company, to terminate, without payment or penalty, on not more than ninety (90) days’ notice to the other parties, and (ii) involves annual payments greater than $50,000 individually.

Each Material Contract to which the Company is a party is in full force and effect, enforceable against each party thereto in accordance with its terms.  The Company is not in default, in any material respect, under any Material Contract to which it is a party.  Except as set forth on Schedule 3.15, no party to any Material Contract has given the Company in writing notice of its intention to cancel or terminate such Material Contract.  To the Knowledge of the Seller Representatives, there has been no material breach or violation of any Material Contract by any other party thereto.

Section 3.16            No Violation, Litigation or Regulatory Action.  Except with respect to Tax matters which are covered in Section 3.7, there are no (i) outstanding judgments, rulings, orders, charges, writs, injunctions, awards or decrees of any Governmental Entity or arbitral tribunal against or involving the Company, (ii) lawsuits, claims, suits or judicial, legal, administrative, arbitral or other proceedings, investigations or inquiries pending or, to the Knowledge of the

Seller Representatives, threatened against or involving the Company or any of its assets, properties or businesses, or (iii) actions, claims, suits or proceedings pending in which the Company is the plaintiff or claimant, other than (x) in connection with the collection of accounts receivable or other amounts due from third parties in the ordinary course of business consistent with past practice or (y) as to claims that are covered fully by insurance for the benefit of the Company, other than the payment of applicable deductibles.

Section 3.17            Insurance.  Schedule 3.17 sets forth a list of all policies or binders of fire, casualty, liability, burglary, fidelity, workers’ compensation, vehicular, health, life and other insurance maintained, owned or held by or providing coverage for the benefit of the Company at any time from December 31, 2006 through the date hereof.  True, correct and complete copies of the policies or binders providing coverage to the Company for Directors and Officers Liability and Employment Practices Liability have previously been delivered to the Buyer (including without limitation copies of all written amendments, supplements and other modifications thereto or waivers of rights thereunder).  Each policy is in full force and effect and all premiums with respect thereto are currently paid to the Knowledge of the Seller Representatives neither the Company nor any Person on the Company’s behalf, has failed to give any notice or present any claim relating to the Company under any such policy or binder in due and timely fashion, and to the Knowledge of the Seller Representatives there are no outstanding unpaid claims relating to the Company under any such policy or binder.  To the Knowledge of the Seller Representatives, no facts or circumstances exist which would relieve the insurer under any policy of its obligation to satisfy in full any valid claim of the Company thereunder.  To the Knowledge of the Seller Representatives, the Company has not received any notice of cancellation or non-renewal of any such policy or binder.

Section 3.18            Environmental Matters.  The operations of the Company are, and have been, in material compliance with the applicable Environmental Laws in effect in the location of such operations.  The Company has obtained and is, and has been, in material compliance with all Permits that are required under the applicable Environmental Laws to operate the current facilities and current business of the Company in the applicable locations of operation.

Section 3.19            Indebtedness.  All Indebtedness of the Company as at December 31, 2006 is set forth in the Company Financial Statements to the extent required by GAAP.  As of the date hereof, the aggregate amount of all outstanding Indebtedness including, without limitation, any amounts for which the Company may have any obligation as a guarantor, primary obligor, secondary obligor or otherwise under any Indebtedness for borrowed money of the Company, is reflected in Schedule 3.19.

Section 3.20            Liabilities.  As at December 31, 2006, the Company did not have any material Liabilities of a kind either required by GAAP to be set forth on a financial statement that were not fully and adequately reflected or reserved against in the Company Financial Statements.  Schedule 3.20 sets forth all Liabilities of a kind required by GAAP to be set forth on a financial statement incurred by the Company since December 31, 2006 that were not incurred in the ordinary course of business and consistent with past practice.

Section 3.21            Absence of Certain Business Practices.  During the two (2) years immediately preceding the date hereof, neither the Company nor, to the Knowledge of the Seller

Representatives, any officer, director, employee, consultant or agent thereof acting on its behalf has directly or indirectly, (a) made any contribution or gift which contribution or gift is in material violation of any applicable Law, (b) made any bribe, rebate, payoff, influence payment, kickback or other payment to any Governmental Entity (or representative or official thereof) or made any material bribe, rebate, payoff, influence payment, kickback or other payment to any Person other than a Governmental Entity, in each case, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for or in respect of the Company, or (iv) in violation of any Law or legal requirement, or (c) established or maintained, directly or indirectly, any fund or asset of the Company for the purpose of making any payment described in the foregoing clauses (a) and (b).  In addition to, and not in limitation of, the foregoing, neither the Company nor, to the Knowledge of the Seller Representatives, any officer, director, employee, consultant or agent thereof acting on its behalf has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to: (x) any foreign official (as such term is defined in the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a foreign government, or any agency or subdivision thereof; or (y) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign government or agency or subdivision thereof, in the case of both (x) and (y) above in order to assist the Company to obtain or retain business for or direct business to the Company and under circumstances which would subject the Company to liability under the FCPA or any corresponding foreign Laws.

Section 3.22     Potential Conflicts of Interest.  Neither the Company nor, to the Knowledge of the Seller Representatives, any executive officer, director or Affiliate of the Company:

(a)     owns, directly or indirectly, any interest in (excepting not more than five percent (5%) stock holdings held solely for investment purposes in securities of any Person which is listed on any national securities exchange or regularly traded in the over-the-counter market) or is an owner, sole proprietor, stockholder, partner, director, officer, employee, consultant or agent of any Person which is a lessor, lessee, customer, licensee, or supplier of the Company (other than pursuant to arrangements on terms that would be obtained on an arms’ length basis);

(b)     other than the Company, owns, directly or indirectly, in whole or in part, any tangible property, patent, trademark, service mark, trade name, copyright, franchise, invention, permit or license which the Company is using or the use of which is necessary for the Business; or

(c)     has any cause of action or other suit, action or claim whatsoever against, or owes any amount to the Company, except for claims in the ordinary course of business consistent with past practice, such as for accrued vacation pay and similar matters.

Section 3.23     Books and Records.  Except as set forth on Schedule 3.23, the minute books of the Company, copies of which covering the last two (2) years have been delivered to the Buyer, contain true, complete and accurate records, in all material respects, of all meetings and consents in lieu of meetings of the managers, directors or the managing member (or Persons performing similar functions) and their respective equity holders.  Except as provided in the notes to the Company Financial Statements or as set forth on Schedule 3.23, during the two (2) years immediately preceding the date hereof, all material transactions involving the Company and all material assets of the Company have been accurately accounted for in the books and records of the Company.

Section 3.24     No Finder.  The Company has not engaged, consented to or authorized any broker, finder, consultant, intermediary or third party (collectively, “Brokers”) to act on its behalf in connection with the transactions contemplated hereby other than those Brokers the fees, commissions and/or other charges of which are the sole responsibility of the Company.  The Sellers shall indemnify the Buyer from and against any Liability with respect to any and all fees, commissions and other charges arising out of any claimed retention of any Broker by the Company in connection with this Agreement and/or the transactions contemplated hereby.

Section 3.25     No Withdrawals.  No capital of the Company has been distributed to Sellers since December 31, 2006, other than NTP earned during the period from December 31, 2006 though the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, hereby represents and warrants, as to such Seller, to the Buyer as follow as of the date hereof:

Section 4.1     Authority; Effect of Agreement.  Each Seller represents and warrants that (i) the execution, delivery and performance by such Seller of this Agreement have been duly authorized by all necessary action on the part of such Seller; (iii) this Agreement has been duly executed and delivered on behalf of such Seller; and (iv) this Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally and (B) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 4.2     Ownership of Interests.  Each Seller is, without exception, directly or indirectly, the record and beneficial owner of the Membership Interests set forth opposite such Seller’s name on Schedule A, respectively, free and clear of all Liens (other than those created by, or on behalf of, the Buyer, or pursuant to state and federal securities Laws), and there are no voting trusts, proxies or other voting agreements with respect to such interests.  The delivery to the Buyer of the Membership Interests pursuant to the provisions of this Agreement will transfer to the Buyer good and valid title thereto, free and clear of all Liens (other than those created by, or on behalf of, the Buyer, and pursuant to state and federal securities Laws).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers as follows:

Section 5.1     Organization.  The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New York and has the power and authority to enter into and carry out its obligations under this Agreement and the other Documents.

Section 5.2     Authorization and Validity of Agreement.  The Buyer has the requisite power and authority to execute and deliver this Agreement and the other Documents and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof.  The Buyer has duly authorized the execution, delivery and performance of this Agreement and the other Documents by the Buyer, and no other proceedings on the part of the Buyer are necessary to authorize this Agreement and the other Documents or the transactions contemplated hereby or thereby.  The Agreement and the other Documents have been duly executed and delivered by the Buyer and, assuming this Agreement and the other Documents have been duly executed and delivered and constitute the legal, valid and binding obligation of the parties thereto other than Buyer, each constitutes the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with their terms, subject to applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3     Consents and Approvals.  Neither the execution and delivery of this Agreement or the other Documents by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby or thereby will require on the part of the Buyer any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

Section 5.4     No Conflict or Violation.  Neither the execution, delivery or performance of this Agreement and the other Documents by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, nor compliance by the Buyer with any of the provisions hereof or thereof, will (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any material note, bond, mortgage, deed of trust, security interest, indenture, license, Contract, agreement, plan or other instrument or obligation to which the Buyer is a party or by which the Buyer, or any of its properties or assets may be bound or affected, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets, except where such violation, breach or default would not materially adversely impair the ability of the Buyer to consummate the transactions contemplated hereby or thereby.

Section 5.5     Litigation.  There is no suit, action, proceeding or investigation (whether at law or equity, before or by any federal, state or foreign commission, court, tribunal, board, agency or instrumentality, or before any arbitrator) pending or, to the Knowledge of the Buyer, threatened against the Buyer the outcome of which would in any manner impair the ability of the Buyer to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 5.6     No Finder.  The Buyer has not engaged, consented to or authorized any Broker to act on its behalf in connection with the transactions contemplated hereby other than those Brokers the fees, commissions and/or other charges of which are the sole responsibility of the Buyer.  The Buyer shall indemnify the Sellers from and against any Liability with respect to and all fees, commissions and other charges arising out of any claimed retention of any Broker by or on behalf of the Buyer in connection with this Agreement and/or the transactions contemplated hereby.

Section 5.7     Acquisition of Membership Interests for Investment; Ability to Evaluate and Bear Risk.

(a)     The Buyer is acquiring the Membership Interests for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Membership Interests.  The Buyer acknowledges that the Membership Interests have not been registered under the Securities Act and agrees that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and any applicable state securities Laws.

(b)     The Buyer is able to bear the economic risk of holding the Membership Interests for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Membership Interests.

(c)     The Buyer is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

Section 5.8     Guarantor.  The Buyer is an indirect wholly-owned subsidiary of the Guarantor and the holder of the securities of all of the entities owned, partly or wholly, by the Guarantor and domiciled in the U.S, including but not limited to Van der Moolen Specialists USA, LLC.  The Guarantor has adequate capital resources to meet its obligations under Section 8.15.

ARTICLE VI

POST-CLOSING COVENANTS

The parties hereto agree that:

Section 6.1 Efforts.  Subject to the terms and conditions of this Agreement and applicable Law, each of the parties hereto shall act in good faith and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable or as the other party may reasonably request for purposes of evidencing the transactions contemplated hereby and putting the Buyer in possession and control of the Membership Interests including, without limitation, fully cooperating with and providing assistance to each other in obtaining all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permission or action by, and in giving all necessary notices to and making all necessary flings with and applications and submissions to, any Governmental Entity or other Person or entity.

Section 6.2     Acquisitions.

(a)     Through December 31, 2008, each of the Buyer, on the one hand, and the Seller Representatives, on the other, in its or their sole discretion, has the right to veto the acquisition of any additional entities, brokerage groups or individuals to be integrated into the operations of the Company (each, a “New Acquisition”).  Notwithstanding the foregoing, the Seller Representatives shall not require the consent of the Company or the Buyer to hire up to ten (10) additional individuals provided that none of them is a registered person subject to Special Supervisory Procedures and provided that the Company has not operated at a loss for two consecutive quarters.

(b)     If the Buyer identifies and, subject to the approval of the Seller Representatives as set forth in Section 6.2(a) above, makes or causes the Company to make a New Acquisition, the related activities and profit and loss will not be taken into account in determining the Deferred Payments.

(c)     If the Seller Representatives identify and, subject to the approval of the Buyer as set forth in Section 6.2(a) above, causes the Company to make a New Acquisition, the related activities and profit and loss will be included in the NTP used to determine the Deferred Payments.

(d)     Any dispute with respect to who was responsible for identifying any New Acquisition or with respect to whether an individual is subject to Special Supervisory Procedures will be settled by a mutually acceptable independent arbitrator.  Such arbitrator will make a determination and provide written notice thereof to the Buyer and the Seller Representatives, within thirty (30) days after such determination.  If the Buyer and the Seller Representatives are unable to agree upon a mutually acceptable arbitrator, the arbitrator shall be selected by two additional arbitrators, one of whom shall be selected by the Buyer and one of whom shall be selected by the Seller Representatives.  The determination shall be final, binding and conclusive upon the parties hereto.  The fees, costs and expenses of the arbitrator, if any, will be shared equally by the Buyer, on the one hand, and the Sellers, on the other hand.

Section 6.3     Confidentiality.  The parties agree that the Confidentiality Letter Agreement, dated January 12, 2007, between the Company and the Buyer (the “CLA”) shall remain in effect, and that the existence and terms of this Agreement and the other Documents and all information disclosed in connection with the evaluation and negotiation of this Agreement shall be subject to the CLA.  The CLA shall survive any termination of this Agreement.

Section 6.4      Public Announcement.  Without limiting the generality of anything contained in Section 6.3, each of the Buyer and the Sellers shall consult with each other before issuing any press release or making any public statement with respect to the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with any securities exchange (in which case the party required to make the release or statement shall allow the other party reasonable time to comment on such release or statement in advance of such issuance).

Section 6.5     Tax Matters.

(a)     The Sellers shall pay, and the Seller Indemnifying Parties shall indemnify the Company and the Buyer against any and all Taxes of the Company and the Sellers for all periods or portions thereof ending on or before the Closing Date.  The Buyer shall pay, and shall indemnify the Sellers against any and all Taxes of the Company for all periods or portions thereof beginning after the Closing Date.  All indemnity payments made pursuant to this Section 6.5(a) shall be reduced to take into account the indemnified party’s Tax Benefits, if any, and increased to take into account the indemnified party’s Tax Costs, if any.  In any case where under applicable Law the Company’s taxable year does not end on the Closing Date (a “Straddle Period”), Taxes allocable to the portion of the period up to and including the Closing Date and the portion of the period after the Closing Date shall be determined (i) in the case of income, franchise, sales or similar Taxes, on the basis of an interim closing of the books as of the end of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis, and (ii) in the case of any Tax not based on income or receipts, the portion of such Tax allocable to the period up to and including the Closing Date shall be equal to the amount of such Tax for the taxable year multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable year through the Closing Date and the denominator of which shall be the number of days in the taxable year, and the remainder of such Tax shall be allocable to the period after the Closing Date.

(b)     (1)     The Sellers shall prepare or cause to be prepared, and file or cause to be filed on a timely basis, all Tax Returns of the Company for all taxable periods of the Company that end on or prior to the Closing Date, which Tax Returns shall be prepared in a manner consistent with past practice of the Company.  Sellers shall provide the Buyer with a copy of such Tax Returns at least ten (10) Business Days prior to the date thereof for the Buyer’s review and approval, which shall not be unreasonably withheld or delayed.  The Buyer shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns required to be filed by or on behalf of the Company for all taxable periods ending after the Closing Date.

(2)     With respect to any Tax Return required to be filed by the Buyer pursuant to subparagraph (1) above for any Straddle Period of the Company, the Buyer shall provide the Seller Representatives with copies of such completed Tax Return and a statement setting forth in reasonable detail the amount of Tax shown on such Tax Return that is allocable to the Sellers pursuant to Section 6.5(a).  The Buyer shall provide copies of such Tax Returns to the Seller Representatives at least ten (10) Business Days prior to the due date thereof for the Seller Representatives’ review and approval, which shall not be unreasonably withheld or delayed.  Not later than one Business Day before the due date for payment of any Tax with respect to any Tax Return for a Straddle Period, the Sellers shall pay to the Buyer an amount equal to the Taxes allocable to the Sellers under Section 6.5(a).

(3)     After the Closing Date, the Buyer and the Company or the Sellers shall cooperate fully, as and to the extent reasonably requested, in connection with the preparation of Tax Returns of the Company and any audit, litigation or other proceeding with respect to Taxes and shall make available to the other and to any Taxing Authority, as reasonably requested, all information, records or documents in their possession relating to Tax liabilities or potential Tax liabilities of the Company for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of the applicable statute of limitations or extensions thereof.

Section 6.6     Name.  Concurrently with the Closing, the name of the Company shall be changed to R&H, LLC.  Each of Michael D. Robbins and Christopher P. Henderson consents to the change of name as set forth herein and, for himself and his successors and assigns (hereinafter collectively referred to as the “Releasor”), hereby irrevocably and unconditionally waives, releases, and forever discharges each of the other parties hereto from any and all claims, charges, demands, obligations and liabilities of any kind or nature whatsoever, at law or in equity, whether known or unknown, existing or contingent, suspected or unsuspected, apparent or concealed which Releasor now or in the future may have or claims to have against the other parties hereto based upon or arising out of the change of the name of the Company.

Section 6.7     Separate Entity.  Buyer acknowledges that, through December 31, 2008, Buyer shall not have the right to combine the Company with any other entity without the prior written approval of the Sellers.  Sellers acknowledge that, as of January 1, 2009, Buyer shall have the exclusive right to combine the Company with any other entity.

Section 6.8     Management Team.  The Company shall have a management team (the “Management Team”) which shall be comprised of four people, two representatives of the Buyer and two representatives of the Sellers, which shall for all practical purposes be the equivalent of a corporate board of directors.  Through December 31, 2009 and subject to the provisions contained herein, the size of such Management Team may not be increased without the consent of the Seller Representatives.  Through December 31, 2008, two representatives of the Sellers shall be guaranteed a seat on the Company’s Management Team, such initial representatives to be the Principals.  Through December 31,

2008, in the event of a deadlock amongst the members of the Management Team, the representatives of the Sellers shall control.  After December 31, 2008, in the event of a deadlock amongst the members of the Management Team, the representatives of the Buyer shall control.

Section 6.9     Day to Day Management.  Until the earlier of (i) December 31, 2008 and (ii) while any of the Sellers is employed by the Company, the Principals shall run the day to day operations of the Company; provided that such day to day operations are compliant with all federal and state securities regulatory requirements.  Upon receipt by the Principals of the Buyer’s then current policies and procedures in effect for those entities controlled by the Buyer and domiciled in the U.S, the Principals shall implement such policies and procedures and run the day to day operations in accordance with such policies and procedures as soon as reasonably practicable after such receipt.  The Buyer hereby agrees to provide the Principals of notice of any chances to such policies and procedures and permit the Principals a reasonable period of time to implement such changes.  Notwithstanding the foregoing, if the Company is not profitable for two consecutive quarters, the Buyer’s representatives on the Management Team may, at Buyer’s option, elect to take over the day to day operations of the Company or any portion thereof

Section 6.10   Capitalization.  Buyer shall ensure that that the Company is capitalized at no less then $500,000 through December 31, 2008; provided, however, that Buyer shall increase such amount to $1,500,000 at the Principals’ request.  Any additional amount of capital, in excess of $1,500,000, shall be funded at the sole discretion of the Buyer.

ARTICLE VII

INDEMNIFICATION

Section 7.1     Survival of Representations, Warranties and Covenants.

(a)     The representations and warranties contained in this Agreement shall survive the Closing as set forth below.  The representations and warranties contained in (i) Sections 3.1, 3.2, 3.3(a), 4.1 and 4.2 shall survive indefinitely, (ii) Section 3.8(c) shall survive the closing until December 31, 2009, (iii) Section 3.7 shall survive the Closing until thirty (30) days following the expiration of the applicable statutory period of limitations with respect to the matter to which the claim relates, as such limitation period may be extended from time to time and (iv) all other sections of Articles III, IV and V shall survive the Closing until the twelve (12) month anniversary of the Closing Date.  None of the covenants or agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date and such surviving covenants and agreements shall survive only for such period as is prescribed by the applicable statute of limitations (and in each case thereafter until resolved if a claim in respect thereof has been made prior to such date).

(b)          Indemnification by the Sellers.

(1)     Subject to the limitations set forth in Sections 7.1(a), (e), (f), (g), (h) and (i), the Sellers (the “Seller Indemnifying Parties”) shall, severally but not jointly, indemnify and hold harmless the Buyer and its Affiliates and any of its officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, “Representatives”) from and against any and all claims, losses, damages, liabilities, deficiencies, obligations or expenses, including without limitation reasonable third-party legal fees and expenses (collectively, “Losses”), to the extent arising or resulting directly from any of the following: (i) any breach of any representation or warranty made by the Seller Representatives in this Agreement (other than those set forth in Article IV) and (ii) any breach of any covenant made by the Seller in this Agreement.

(2)     Subject to the limitations set forth in Sections 7.1(a), (e), (f), (g), (h) and (i), each Seller shall, severally but not jointly, indemnify and hold harmless the Buyer and its Affiliates and Representative from and against any and all Losses to the extent arising or resulting from any material breach of any representation or warranty by such Seller (but not any other Seller) set forth in Article IV.

(c)           Indemnification by the Buyer.  Subject to the limitations set forth in Sections 7.1(a), (e), (f), (g), (h) and (i), the Buyer shall indemnify, defend and hold harmless the Sellers and their Affiliates and Representatives from and against any and all Losses, to the extent arising or resulting from any of the following: (i) any breach of any representation or warranty made by the Buyer in this Agreement and (ii) any breach of any covenant made by the Buyer in this Agreement.

(d)           Indemnification Procedures.

(1)     If any party (the “Indemnified Party”) receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Section 6.5 or under this Section 7.1 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to Section 6.5 or this Section 7.1, the Indemnified Party shall promptly provide the other party (the “Indemnifying Party”) with notice of such Third Party Claim, provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to Section 6.5 or this Section 7.1 as a result of any failure to provide notice of the existence of such Third Party Claim to the Indemnifying Party except and only to the extent that the Indemnifying Party or the Indemnifying Party’s ability to contest such Third Party Claim has been materially damaged or prejudiced as a result of such failure.  The Indemnifying Party shall be entitled to participate in or, at its option, assume the defense, appeal or settlement of such Third Party Claim.  Such defense or settlement shall be conducted through counsel selected by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed, and the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith.  Notwithstanding the foregoing, an Indemnifying Party may not assume the defense of any such Third Party Claim if the Third Party Claim (i) is reasonably likely to result in imprisonment of the Indemnified Party, (ii) is reasonably likely to result in an equitable remedy which would materially impair the Indemnified Party’s ability to exercise its rights under this Agreement, or impair the Buyer’s right or ability to operate the Company or (iii) names both the Indemnifying Party and the Indemnified Party (including impleaded parties) and counsel for the Indemnifying Party notifies the Indemnified Party that representation of both parties by the same counsel would create a conflict that would preclude representation of both parties.  In the event that the Indemnifying Party fails to assume the defense or settlement of any Third Party Claim within twenty (20) Business Days after receipt of notice thereof from the Indemnified Party, or the Indemnifying Party may not assume the defense pursuant to the previous sentence, the Indemnified Party shall have the right to undertake the defense, appeal or settlement of such Third Party Claim at the expense and for the account of the Indemnifying Party.  The Indemnifying Party shall not settle any Third Party Claim the defense or settlement of which is controlled by it without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless such Third Party Claim does not relate to Taxes and the terms of such settlement or compromise release such Indemnified Party from any and all liability with respect to such Third Party Claim.

(2)     Claims Procedure.  Except with respect to Third Party Claims covered by Section 7.1(d)(1), any Indemnified Party who wishes to make a claim for indemnification for a Loss pursuant to Section 6.5 or this Section 7.1 shall give written notice to the Indemnifying Party within thirty (30) days after it acquires knowledge of the fact, event or circumstances giving rise to the claim for the Loss; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to Section 6.5 or this Section 7.1 as a result of any failure to provide timely notice of the existence of such claim for a Loss to the Indemnifying Party except and only to the extent that the Indemnifying Party has been materially damaged or prejudiced as a result of such delay.  The Indemnifying Party shall have a period of thirty (30) days after receipt by the Indemnifying Party of such notice and such evidence to either (i) agree to the payment of the Loss to the Indemnified Party or (ii) contest the payment of the Loss.  If the Indemnifying Party does not agree to or contests the payment of the Loss within such thirty (30) day period, the Indemnifying Party shall be deemed not to have accepted the Loss and the parties shall negotiate in good faith to seek a resolution of such dispute and, if not resolved through negotiations, such dispute will be resolved in accordance with this Agreement.  If the Indemnifying Party agrees to the payment of the Loss within such thirty (30) day period, it shall, within ten (10) Business Days after such agreement, pay to the Indemnified Party the amount of the Loss that is payable pursuant to Section 6.5 or this Section 7.1, and subject to the limitations set forth in Sections 7.1(a), and (g).

(e)     Limitations on Indemnification.  Notwithstanding the foregoing provisions of this Section 7.1 and subject to Sections 7.1(f), (g), (h) and (i), neither the Seller Indemnifying Parties nor the Buyer shall have any liability under Sections 7.1(b) and (c), respectively unless the aggregate liability for Losses suffered by the indemnified parties thereunder, respectively, exceeds *.  Notwithstanding the foregoing provisions of this Section 7.1 and subject to Sections 7.1(f), (g), (h) and (i), (i) the aggregate liability of the Seller Indemnifying Parties (other that a liability relating to a breach of Section 3.8(c)), on the one hand, and the Buyer, on the other, under Sections 7.1(b) and (c), respectively, shall not exceed * (the “Indemnity Cap”); (ii) the aggregate liability of the Seller Indemnifying Parties under Section 7.1(b)(1) for a liability relating to a breach of Section 3.8(c) shall not exceed * ; provided, however, that in all cases set forth above, in no event shall liability exceed * (the “Regulatory Indemnity Cap”).  Notwithstanding the foregoing provisions of this Section 7.1 and subject to Sections 7.1(a),(f), (g),(h) and (i), (A) no party shall be responsible, pursuant to Sections 7.1(b) or (c), for any indemnifiable Losses suffered by another party or its Affiliates to the extent arising out of any breach of any representation or warranty of such party herein unless a claim therefor is asserted with specificity and in writing by the indemnified party within the time period that such representation or warranty survives in accordance with Section 7.1(a), failing which such claim shall be waived and extinguished and (B) no party shall be responsible

* Indicates omission of material which has been separately filed pursuant to a request for confidential treatment for any indemnifiable Loss suffered by an Indemnified Party to the extent arising from (a) a change in accounting or taxation Law, policy or practice made after Closing, other than a change (x) required to comply with any Law, policy or practice in effect at the date hereof or (y) enacted or promulgated prior to the Closing Date but not yet effective.  Notwithstanding anything to the contrary contained in this Section 7.1(e) or anywhere else in this Agreement, each party shall indemnify and hold harmless the other party and its respective Affiliates and Representatives from and against any and all Losses incurred or suffered by such Person after the Closing Date as a result of or arising from any fraudulent act by the other party prior to the Closing Date.

(f)           Pro Rata Liability.  In addition to the limitations set forth in Sections 7.1(a), (e), (g), (h) and (i), under no circumstances shall any Seller be liable for indemnification under Section 7.1(b) of this Agreement or otherwise for an amount in excess of such Seller’s Pro Rata Share of the lesser of (1) the Indemnity Cap or (2) with respect to any particular claim, the amount thereof for which an Indemnified Party is entitled to indemnification.

(g)           Treatment of Indemnity Payments for Tax Purposes.  The Sellers and the Buyer agree to treat all payments made under the indemnity provisions of this Agreement as adjustments to the Purchase Price for Tax purposes.

(h)           Exclusive Remedy.  The Sellers and the Buyer acknowledge and agree that the foregoing indemnification provisions of Section 6.5 and this Article VII shall be the exclusive remedies and causes of action of the Indemnified Parties with respect to any matter arising out of or in connection with this Agreement; or any Schedule or Exhibit hereto or any certificate delivered in connection herewith.

(i)           No Consequential Damages.  The obligations of the Sellers in respect to a claim for indemnification under this Article VII shall not include any special, exemplary or consequential damages, including business interruption, or any punitive damages.

(j)           After-Tax Payments.  All indemnity payments made pursuant to this Article VII shall be (x) reduced to take into account the Tax Benefit, if any realized by the Indemnified Party, and (y) increased to take into account the Tax Cost, if any, suffered by the Indemnified Party.

ARTICLE VIII

MISCELLANEOUS

Section 8.1      Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by fax (with immediate confirmation), email or nationally recognized overnight courier service, as follows:

If to the Sellers, to the address set forth on Schedule A:

with a copy to (which shall not constitute notice):

Kelley Drye & Warren LLP
400 Atlantic Avenue
Stamford, CT 06901
Attn: Paul McCurdy, Esq.
Fax No: (203) 327-266
Email: pmccurdy@kelleydrye.com

and

If to the Buyer, to:

Milbridge IV, LLC
45 Broadway, 32nd Floor
New York, New York 10006
Attention: Paul Vroling
Fax No.: (646) 576-3011
Email: pvroling@vdm-usa.com

with copies to (which shall not constitute notice):

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: Richard Marlin, Esq.
Fax No.: (212) 715-8000
Email: rmarlin@kramerlevin.com

or to such other Person or address, facsimile number or email address as either party shall specify by like written notice to the other party hereto (any such notice of a change of address to be effective only upon actual receipt thereof).

Section 8.2     Entire Agreement.  This Agreement (including any Schedules and Exhibits, which are an integral part hereof) and the other Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior written or oral and all contemporaneous oral agreements and undertakings between any of the parties hereto with respect to the subject matter hereof and thereof.

Section 8.3     Assignment; Binding Effect; No Third Party Beneficiary.  Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned, in whole or in part, by either party (whether by operation of Law or otherwise) without the prior written consent of the other party hereto; provided, however, that the Buyer may assign its rights hereunder to any Affiliate of the Buyer which assumes the obligations of the Buyer hereunder, provided that no such assignment shall relieve the Buyer of its obligations hereunder.  Any attempted assignment in violation of this Section 8.3 shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  Except as expressly provided herein, nothing in this Agreement is intended to, or shall be construed to, confer on any Person, other than the parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.4     Fees and Expenses.  Except as otherwise expressly set forth herein, all costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne by the party which incurs such cost or expense and, in the case of the Company, by the Sellers.

Section 8.5     Amendments.  This Agreement may not be amended or modified except by an instrument in writing signed and delivered on behalf of each of the Buyer and the Seller Representatives.

Section 8.6     Waivers.

(a)           No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No Person shall be deemed to have waived any claim arising out of this Agreement, or any claim, power, right, privilege, condition or remedy under this Agreement, unless the waiver of such claim, power, right, privilege, condition or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 8.7     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.8     Captions.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.9     Counterparts; Facsimile Delivery.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.  This Agreement shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

Facsimile or electronic image transmission of any signed original counterpart and/or retransmission of any signed facsimile or electronic image transmission shall be deemed the same as the delivery of an original.

Section 8.10     Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to any applicable principles of conflicts of law to the contrary.

Section 8.11     Arbitration.  All disputes or differences between or among the Parties hereto arising under or which are related to this Agreement will be settled by arbitration in New York City, New York, conducted in accordance with the rules of the NYSE or, if the NYSE declines jurisdiction, the NASD or, if the NASD declines jurisdiction, the American Arbitration Association.  Judgment upon the award entered by the arbitrators may be entered in any court of competent jurisdiction.  The Parties will share all the direct costs of the arbitration and fees of the arbitrators equally; all other costs of the Parties, including, without limitation, fees and expenses of their respective attorneys and witnesses and for discovery, will be paid by the respective Party, except to the extent that the arbitrators otherwise direct based on the equities of the situation.  The arbitrators may award interest on amounts payable under any arbitration award based on the equities of the situation.  This Section 8.11 will survive the expiration or termination of the other provisions of this Agreement.

Section 8.12     Construction.  In this Agreement (i) “it” or “its” or words denoting any gender include all genders, (ii) the word “including” shall mean “including without limitation,” whether or not expressed, (iii) any reference to a statute shall mean the statute and any regulations thereunder in force as of the date of this Agreement unless otherwise expressly provided, (iv) any reference herein to a Section, Article, Schedule or Exhibit refers to a Section or Article of or a Schedule or Exhibit to this Agreement, unless otherwise stated, and (v) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day.

Section 8.13     Negotiated Agreement.  The Buyer and the Sellers acknowledge that they have been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agree that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party because such party or its representatives drafted such provision.

Section 8.14     Authority of the Seller Representatives.

(a)           In order to facilitate the consummation of the transactions contemplated by this Agreement and the other Documents and the resolution of certain matters after the Closing Date between Buyer and Sellers, each Seller hereby appoints Thomas M. Hearden and John Gilmartin as the Seller Representatives who shall serve as true and lawful attorneys-in-fact and agents for each Seller in connection with the transactions contemplated by this Agreement and the other Documents.  By executing and delivering this Agreement, each of the Seller Representatives (i) accepts his appointment and authorization as attorney-in-fact and agent on behalf of each Seller in accordance with the terms of this Agreement and (ii) agrees to perform his obligations under, and otherwise comply with, this Agreement.

(b)           Each of the Seller Representatives has the authority, without restriction, to (i) prepare, finalize, approve and authorize all Exhibits, Schedules and other attachments to any of this Agreement, the other Documents, and the other contracts, certificates, instruments and documents delivered by or on behalf of Sellers pursuant to this Agreement and the other Documents; (ii) execute, deliver, and accept delivery of, on behalf of each Seller, any other agreements, certificates, instruments and documents to be delivered by or on behalf of Sellers pursuant to this Agreement or the other Documents; (iii) execute, deliver, and accept delivery of, on behalf of each Seller, such amendments as may be deemed by him in his sole and absolute discretion to be appropriate under this Agreement or the other Documents; (iv) bind Sellers by all notices received, by all agreements and determinations made, and by all agreements, certificates, instruments and other documents executed and delivered by Sellers under the Documents (including in connection with the Deferred Payments pursuant to Section 2.3 of this Agreement); (v) dispute or refrain from disputing any claim made by the Buyer under this Agreement or any other Document; (vi) negotiate and compromise any dispute which may arise under, and exercise or refrain from exercising remedies available under, this Agreement or any other Document (including in connection with the Deferred Payments pursuant to Section 2.3 of this Agreement) and sign any releases or other documents with respect to such dispute or remedy; (vii) waive any condition contained in any Document; (viii) give any and all consents under any Document; (ix) dispute or refrain from disputing the Statements of NTP; (x) give such instructions and do such other things and refrain from doing such other things as he shall in his sole and absolute discretion deem necessary or appropriate to carry out the provisions of any Document; (xi) receive any payments made to any Seller pursuant to any Document; and (xii) disburse to Sellers payments made to the Seller Representatives under any Document in accordance with Sellers’ respective interests as set forth in Schedule A.

(c)           By executing and delivering this Agreement, each Seller hereby, jointly and severally, agrees to indemnify and hold each Seller Representative harmless for any and all liability, loss, cost, damage or expense (including attorneys’ fees) reasonably incurred or suffered as a result of the performance of his duties as a Seller Representative under any Document, except such that arises from such Seller Representative’s gross negligence or willful misconduct.

(d)           The Buyer shall be entitled to deal exclusively with the Seller Representatives as the sole and exclusive representatives and agents of Sellers in respect of this Agreement and the other Documents and all matters arising under or pertaining to this Agreement and any Document.  Without limiting the foregoing, (i) any notice, communication, demand, claim, action or proceeding required or permitted hereunder may be delivered by the Buyer to or brought by the Buyer against either of the Seller Representatives in his capacity as an agent and representative of Sellers with the same effect, and which shall be binding and effective to the same degree, as if delivered to or brought against all Sellers or any of them individually and (ii) any settlement or other agreement of the Buyer with either of the Seiler Representatives in his capacity as an agent and representative of Sellers in respect of all matters arising under or pertaining to this Agreement or any Document shall have the same effect, and be binding upon, all Sellers to the same degree as if made with all Sellers or any of them individually.  Any decision, act, consent or instruction of either of the Seller Representatives shall be final, binding and conclusive upon each Seller, and the Buyer may rely upon any such decision, act, consent or instruction as being the decision, act, consent or instruction of every Seller.  The Buyer is hereby relieved from any liability to any Person for any acts done by it in accordance with any decision, act, consent or instruction of either of the Seller Representatives.

(e)           The Buyer shall be entitled to regard the Persons identified to it in accordance with the provisions of this Agreement as the Seller Representatives unless and until the Buyer shall have received written notice, executed by both Thomas M. Hearden and John Gilmartin, of the designation of another Seller or Sellers as the Seller Representative(s).

(f)           The parties recognize and intend that the power of attorney granted hereunder (A) is coupled with an interest and is irrevocable; (B) may be delegated by the Seller Representatives as set forth above; and (C) shall survive the death or incapacity of any Seller.

(g)           If any Seller Representative shall die, become disabled, resign his position as a Seller Representative or otherwise be unable or unwilling to fulfill his responsibilities hereunder, the Sellers, within ten (10) days after any such event, shall elect by a majority of votes (with each Seller having the number of votes equal to the number of votes such Seller had the right to cast as a holder of voting securities of the Company immediately prior to the Closing) a successor to such Seller Representative and immediately thereafter notify the Buyer of the identity of such successor.  Any such successor shall succeed such Seller Representative as Seller Representative hereunder.

Section 8.15     Guaranty.  The Guarantor hereby absolutely and unconditionally guarantees the performance of Buyer’s duties, obligations and responsibilities under this Agreement.  The liability of the Guarantor shall be primary and independent and shall not be contingent upon the exercise or enforcement by the Sellers of whatever remedies they may have against the Buyer.  This guaranty is continuing and irrevocable and shall remain in full force and effect until the payment and performance on full of all duties, obligations and responsibilities of the Buyer hereunder.  The Guarantor represents and warrants that (i) it has all necessary legal capacity to enter into this Agreement and to perform its obligations hereunder; (ii) the execution, delivery and performance by the Guarantor of this guaranty have been duly authorized by all necessary action on the part of the Guarantor; (iii) this Agreement has been duly executed and delivered on behalf of the Guarantor; and (iv) this guaranty constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally and (B) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

MILBRIDGE IV, LLC

By:	/s/ Paul Vroling
Name: Paul Vroling
Title: Chief Financial Officer

Solely with respect to Section 8.15 hereof:

GUARANTOR:

VAN DER MOOLEN HOLDING N.V.

By:	/s/ Casper Rondeltap
Name: Casper Rondeltap
Title: Chief Operating Officer

SELLERS:

/s/ John P. Gilmartin
John P. Gilmartin

/s/ Thomas M. Hearden
Thomas M. Hearden

/s/ Christopher J. Henderson
Christopher J. Henderson

/s/ Mario Lagana
Mario Lagana

/s/ Michael D. Robbins
Michael D. Robbins

Schedule A

	Members

John P. Gilmartin	26.125%	52 Mitchell Place Little Silver, NJ 07739

Thomas M. Hearden	26.125%	80 Prospect Hill Avenue Summit, NJ 07901

Christopher J. Henderson	15%	266 Province Line Road Skillman, NJ 08558

Mario Lagana	22.75%	18 Maple Street Englewood Cliffs, NJ 07632

Michael D. Robbins	10%	40 East 88th Street, Apt 3A New York, NY 10128
	100%